Filed pursuant to Rule 424(b)(3)
Registration No. 333-145533

PROSPECTUS
[LOGO OF TERABEAM, INC.]

TERABEAM, INC.
2115 O’Nel Drive
San Jose, CA  95131

6,450,000 SHARES OF COMMON STOCK

This prospectus relates to an aggregate of 6,450,000 shares of our common stock which may be disposed of by the selling stockholders identified in this prospectus or their transferees.  The shares covered hereby consist of 4,300,000 shares of our outstanding common stock and 2,150,000 shares of our common stock issuable upon the exercise of warrants that are held by those selling stockholders identified in this prospectus.  The shares and warrants were acquired directly from us on July 19, 2007 in a private placement that was exempt from the registration requirements of the federal securities laws.

We will not receive any of the proceeds from the sale or other disposition of these shares by the selling stockholders or their transferees, but we will receive proceeds from the exercise of warrants, if exercised for cash.  We will generally bear the costs related to the registration of the shares covered by this prospectus, other than selling commissions.

The selling stockholders, or their donees, pledgees, transferees, or other successors-in-interest, may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.  The selling stockholders may sell the shares through broker-dealers or agents, who may receive compensation in the form of commissions, discounts. or concessions.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “TRBM.”  On August 27, 2007, the last reported sale price of our common stock was $1.86 per share.

You should read this prospectus carefully before you invest.

INVESTING IN OUR STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

Unless the context otherwise requires, all references to “Terabeam,” “we,” “our,” “us” or “our company” in this prospectus refer to Terabeam, Inc., a Delaware corporation, and its subsidiaries.

The date of this prospectus is August 30, 2007.

PROSPECTUS SUMMARY

This summary is a brief discussion of material information contained in, or incorporated by reference into, this prospectus as further described below under “Where You Can Find More Information” and “Information Incorporated by Reference.”  This summary does not contain all of the information that you should consider before investing in our common stock being offered by this prospectus.  We urge you to read carefully this entire prospectus, the documents incorporated by reference into this prospectus, and all applicable prospectus supplements relating to our common stock before making an investment decision.

About This Prospectus

      This prospectus is part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission, or SEC, to register 6,450,000 shares of our common stock, consisting of 4,300,000 shares of common stock currently issued and outstanding as well as up to 2,150,000 shares of our common stock issuable upon exercise of warrants.  The 4,300,000 common shares and warrants described above were sold in connection with our private placement, which closed on July 23, 2007, as described in the Current Report on Form 8-K filed by us with the SEC on July 24, 2007.  Those 4,300,000 shares of our outstanding common stock and the 2,150,000 shares of our common stock issuable upon exercise of the warrants are being registered for resale or other disposition by the selling stockholders identified in this prospectus or their donees, pledgees, transferees, or other successors-in-interest.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

We will not receive any proceeds from the sale or other disposition of the shares of our common stock covered by this prospectus.  We will, however, receive proceeds from the exercise of any warrants issued to the selling stockholders, if the exercise price is paid in cash.  If all of those warrants are exercised for cash, we will receive proceeds of approximately $5.27 million, which we currently intend to use for general corporate purposes and working capital.  There can be no assurance that the exercise price of any warrant will be paid in cash.

About Terabeam, Inc.

We provide high-speed wireless communications equipment and services in the United States and internationally.  Our systems enable service providers, enterprises, and governmental organizations to deliver high-speed data connectivity enabling a broad range of applications.  We provide wireless solutions for the mobile enterprise, security and surveillance, last mile access, voice and data backhaul, and municipal networks.  We believe our fixed wireless systems address the growing need of our customers and end-users to rapidly and cost effectively deploy high-speed communication networks.

Our broadband wireless equipment business is conducted primarily through our Proxim Wireless Corporation subsidiary.  We offer broadband wireless equipment in several technology segments, including Wi-Fi®, Wi-Fi mesh, WiMAX, and millimeter wave.  We offer products in three primary categories: (1) broadband wireless

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access (BWA), including proprietary point-to-multipoint (PMP), standards-based WiMAX, outdoor Wi-Fi mesh, and MeshMAX™ products; (2) enterprise Wi-Fi products primarily for use indoors, including our access points and Wi-Fi client devices; and (3) point-to-point (PTP) products.  We serve our equipment customers primarily indirectly through a global network of distributors, value-added resellers, product integrators, and original equipment manufacturers, and to a lesser extent, directly through our internal sales force.

Over the years, our company has grown through a combination of organic growth and acquisitions.  Significant acquisitions include the operations of Proxim Corporation in July 2005 from the bankruptcy estate of that company, Terabeam Corporation (including its Harmonix Division) in June 2004, KarlNet, Inc. in May 2004, and Telaxis Communications Corporation in April 2003.

Prior to July 2007, we also operated in the high-speed wireless service and connectivity business through our Ricochet Networks, Inc. subsidiary.  Ricochet Networks had operated wireless service networks in the Denver, Colorado and San Diego, California metropolitan areas.  Effective July 31, 2007, Ricochet Networks sold the Denver network operations, assets, and liabilities and discontinued the operation of the San Diego network.

Terabeam, Inc. was incorporated in the State of Delaware in May 2003.  Our principal executive offices are located at 2115 O’Nel Drive, San Jose, California  95131, and our telephone number there is (408) 731-2700.

RISK FACTORS

An investment in our common stock is subject to many risks.  You should carefully consider the risks described below, together with all of the other information included or incorporated by reference into this prospectus, including the financial statements and the related notes, before you decide whether to purchase shares of our common stock.  Our business, operating results, and financial condition could be harmed by any of the following factors.  The trading price of our common stock could decline due to any of these factors, and you could lose all or part of your investment.

General Overview

This prospectus contains forward-looking statements as defined by federal securities laws which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, intentions, projections, developments, future events, performance or products, underlying assumptions and other statements which are other than statements of historical facts.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “contemplates,” “believes,” “estimates,” “predicts,” “projects,” and other similar terminology or the negative of these terms.  From time to time, we may publish or otherwise make available forward-looking statements of this nature.  All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by the cautionary statements described in this prospectus, including those set forth below, and any other cautionary statements which may accompany the forward-looking statements.  In addition, we undertake no obligation to update or revise any forward-looking statement to reflect events, circumstances, or new information after the date of this prospectus or to reflect the occurrence of unanticipated or any other subsequent events, and we disclaim any such obligation.

You should read forward-looking statements carefully because they may discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information.  However, there may be events in the future that we are not able to accurately predict or control.  Forward-looking statements are only predictions that relate to future events or our future performance and are subject to substantial known and unknown risks, uncertainties, assumptions, and other factors that may cause actual results, outcomes, levels of activity, performance, developments, or achievements to be materially different from any future results, outcomes, levels of activity, performance, developments, or achievements expressed, anticipated, or implied by these forward-looking statements.  As a result, we cannot guarantee future results, outcomes, levels of activity, performance, developments, or achievements, and there can be no assurance that our expectations, intentions, anticipations, beliefs, or projections will result or be achieved or accomplished.  In summary, you should not place undue reliance on any forward-looking statements.

Cautionary Statements

In addition to other factors and matters discussed elsewhere in this prospectus, in our other periodic reports and filings made from time to time with the SEC, and in our other public statements from time to time (including, without limitation, our press releases), some of the important factors that, in our view, could cause actual results to differ materially from those expressed, anticipated, or implied in the forward-looking statements include, without limitation, the following:

The continuing uncertainty in the telecommunications industry and the global economy is adversely affecting our sales due in part to our being a smaller, younger company.  In the past few years, the overall economic climate in the United States and many other parts of the world has been recovering from a downturn.  This downturn and recovery has resulted in our customers having less capital available from capital markets, and less willingness to spend internal capital, to purchase equipments such as ours.  As a result, potential customers may be less willing to spend their limited budgets on products from us, a relatively small, young company that may not survive the leaner economic times.  Because we do not have the financial resources or name recognition of larger companies, this economic cycle may adversely affect the growth and stability of our business and our financial condition and results of operations.

We currently have limited capital resources, which could adversely impact our operations, ability to grow our business, attractiveness as a supplier to customers, attractiveness to investors, and viability as an ongoing company.  We have a recent history of unprofitable operations, and our capital resources have been declining and are limited.  These factors could cause potential customers to question our long-term viability as a supplier and thus decide not to purchase products from us.  Further, our limited capital resources could inhibit our ability to grow our business because typically we have to pay our suppliers sooner than we receive payment from our customers.  These factors could cause potential investors to question our long-term viability or believe that we will need to raise additional capital on terms more favorable than a typical investor would obtain by simply buying our stock in the public markets and thus decide not to purchase our stock.  All these factors could have an adverse impact on our operations, financial results, stock price, and viability as an ongoing company.

Our decision to focus on broadband wireless municipal networks could have adverse impacts on our business.  We have recently expanded our focus on supplying products for broadband wireless municipal networks.  This market is relatively new and is still evolving with different and changing demands and expectations.  The sales cycle for this market is typically quite long (even if we are successful in our attempt to obtain the business) given political considerations, typical multitude of constituencies, competitors and competitive bidding procedures, and other factors involved in evaluating, equipping, installing, and operating municipal networks.  Given these and other factors, we may not be successful in expanding our sales for broadband wireless municipal networks.  Furthermore, our focus on this market may cause us to divert resources from pursuing other markets and products that may ultimately have more beneficial opportunities for us.  These risks could result in our revenue not increasing as desired and other adverse impacts to our business.

The broadband wireless equipment industry in which we principally operate is intensely competitive which could negatively impact our financial results.  The telecommunications equipment industry in which we operate is intensely competitive.  Most of our products are intended for outdoor broadband wireless networks (generally our broadband wireless access and point-to-point products) or indoor wireless networks (generally our enterprise Wi-Fi products).  Competition is intense in this industry for a number of reasons.  For example, there are relatively few barriers to entry in this market.  Also, this industry has attracted substantial media and other attention in recent months in part due to the ability of this equipment to provide broadband Internet connectivity simply, quickly, and efficiently.  These same reasons, among others, have caused a number of companies to develop products that compete (or could be viewed as competing) with ours.  This large number of companies offering products that may be perceived to be similar or even interchangeable with our products can have the effect of reducing the prices at which we are able to sell our products.  In turn, this can reduce our gross margins and negatively impact our general financial results.

We face substantial competition from a number of larger companies with substantially greater resources and longer operating histories, and we may not be able to compete effectively.  Many of our competitors or perceived competitors offer a variety of competitive products and services and some may offer broader telecommunications product lines.  These companies include AirSpan Networks, Alcatel, Alvarion, Business Networks AB, Ceragon, Cisco (including LinkSys), D-Link, Ericson, Fujitsu, Harris Corporation, Harris Stratex Networks, Intel Corporation, Motorola (including Orthogon and Symbol Technologies), NEC, Netgear, Nokia, Nortel, SMC, and 3Com Corporation.  Additionally, our millimeter wave radio products must compete with the existing and new fiber optic infrastructure and suppliers in the United States and elsewhere.  Many of these companies have greater customer recognition, installed bases, financial resources, and sales, production, marketing, manufacturing, engineering, and other capabilities than we do.

We also face competition from private and start-up companies given the limited barriers to entry in our business.  We face actual and potential competition not only from established companies, but also from start-up and other private companies that are developing and marketing new commercial products and services.  Many of the products we sell are based on standards established by the Institute of Electrical and Electronics Engineers (IEEE) that require interoperability.  Also, there are not substantial technical development difficulties, manufacturing difficulties, prohibitive intellectual property rights, or high business start-up costs that may create greater barriers to entry in other businesses.  As a result, there are limited barriers to entry into a number of markets we serve.  This lack of significant barriers and the perceived attractiveness of some of these markets, among other reasons, have resulted in private companies entering these markets.  These private companies include Aperto, Aruba, Belair Networks, Buffalo, Colubris Networks, Firetide, Redline, Trango Broadband, Trapeze Networks, and Tropos.

We may experience difficulty in differentiating our products from other broadband wireless products which may reduce our sales and gross margins.  We believe that some products in the broadband wireless equipment business in which we primarily operate have become commodities in which there is intense price competition, and we believe that trend will continue and intensify.  We need to carefully and clearly distinguish our products from competing products and technologies that may be able to provide wireless broadband access or connectivity.  Points of distinction include service and support offered for our products, operating range of our products, scalability of networks using our products, remote management and monitoring capabilities, durability and robustness of our products, data rate transmission capabilities of our products, ease and speed of installation of our products, markets served by our products, cost of our products, other features of our products, security and interference issues, and value proposition of our products for our customers.  Failure to distinguish our products for our customers, investors, and others could hinder market acceptance of our products, delay our obtaining customers for our products, force reductions in contemplated sales prices of our products, and reduce our overall sales and gross margins.  This ability to distinguish is becoming more important as we try to introduce more feature-rich products at higher prices.

Potential customers may view price as the primary differentiator between our products and products of our competitors, which could reduce the price at which we can sell our products and negatively impact our financial results.  Because many products in our broadband wireless equipment business have to comply with specific public standards, at times potential customers may perceive there to be little other than price to differentiate our products from products of a competitor.  This intense customer focus on pricing can have the effect of reducing the prices at which we are able to sell our products.  In turn, this can reduce our gross margins and negatively impact our general financial results.

Alternative broadband connectivity technologies may have advantages over our products and make our products less attractive to customers.  A number of competing technologies may be able to provide high-speed, broadband access or connectivity.  These competing technologies include digital subscriber lines, hybrid fiber coaxial cable, fiber optic cable, T-1/E-1 and other high-speed wire, laser (also known as free space optics), satellite, and other mesh wireless, point-to-multipoint wireless, and point-to-point wireless technologies.  Some of these technologies may have advantages over our products, such as lower cost, greater range, better security, and greater current market acceptance.

New broadband connectivity technologies may be developed that have advantages over our products and make our products less attractive to customers.  New products or new technologies may be developed that supplant or provide lower-cost or better performing alternatives to our products.  For example, many of the products we sell are based on the IEEE 802.11a/b/g standards.  We believe products are being developed based on various new IEEE 802.11 standards, such as 802.11n (MIMO), 802.11r (fast roaming), and 802.11s (wireless mesh), and IEEE 802.16 (also known as WiMAX) standards which may have advantages over products based on the IEEE 802.11a/b/g standards, such as greater data transmission capabilities, greater quality of service, non-line of sight capabilities, and longer range.

The actual or potential availability of new broadband connectivity technologies could cause our customers to delay buying decisions.  We operate in a business where there is rapid technological change, and new standards, products, and technologies are continually introduced to the market in actual or conceptual form.  These new products or technologies may have or appear or be described to have advantages over our products or other products then currently available.  Even though actual products may not be available until some (perhaps indefinite) time after initial introduction of the conceptual standard, product, or technology, the possibility of obtaining these new products could cause potential customers to delay their decision to buy products such as ours.  This delay could adversely impact our business, financial condition, and results of operations.

The costs of developing products to operate in accordance with these new broadband connectivity technologies would be substantial and could adversely affect our operating results.  As a well-known supplier of broadband wireless equipment, we are expected to provide products on the cutting-edge of technology.  This means supplying products operating in accordance with new broadband connectivity technologies.  Developing these products is a time-consuming and expensive process.  These costs could adversely affect our operating results.  Alternatively, if we do not develop new products, customers may view us as not maintaining our technological leadership so be unwilling to purchase products from us.

We are selling into a market that has a broad range of desired product characteristics and features which may make it difficult for us to develop products that will address a broad enough market to be commercially viable.  We are selling into a market place that is experiencing a convergence of competing technologies.  The market that we currently serve is experiencing a convergence of voice driven telecommunications methodology and data centric networking based methodology.  As a result there exists a divergence of product requirements and corporate cultures for our customers and even within the same customer.  Typically, established telecommunications providers desire extremely robust products with the expectation of a relatively long effective life.  Networking providers on the other hand are looking for optimal performance at any given time with the assumption that they will be upgrading the equipment again in several years and therefore are extremely cost sensitive.  In addition, established telecommunications providers seek products that fit into their existing networks (T-1, E-1, OC-3, OC-12 interfaces and data rates) while networking based providers prefer ethernet interfaces and data rates.  If we are unable to satisfy one or more of the requirements of our current and prospective customers, we may lose, or fail to gain, meaningful market share.

We may not develop products for the portions of the broadband connectivity and access markets that grow.  Predicting which segments of the broadband connectivity and access markets will develop and at what rate these markets will grow is difficult.  We may needlessly spend money and resources developing products for a market that does not develop.  On the other hand, we may miss market opportunities if we fail to act promptly and decisively to develop new products.  Our business, financial condition, and results of operations will be materially adversely affected if we develop the wrong product or miss market opportunities.

Decisions that we may make to delay the introduction of certain new products or to discontinue the efforts to develop certain new products could have adverse impacts on our business.  We may decide to delay the introduction of certain new products from time to time.  We may also decide to discontinue efforts to develop and introduce certain new products from time to time.  These decisions could be perceived negatively by our customers (particularly if we have made contractual or other commitments to those customers relating to the affected products), employees, investors, and others.  These decisions could expose us to liabilities depending on the commitments we may have made relating to the affected products.

Our decision to emphasize our research and development efforts in India could have adverse impacts on our business.  We have recently emphasized our research and development efforts in India.  We may not realize the cost and other benefits we anticipate from this decision.  We may be unable to hire and retain sufficient employees with the necessary skills for us to be successful in our efforts in India.  We may be unable to receive the expected deliverables from the India-based research and development team, with corresponding increases in costs and time to introduce new products.  We may suffer adverse publicity and reduced employee morale among our United States-based employees as a result of this decision.

Our sales may decline if we are unable to keep pace with rapid technological changes and industry standards.  Our ability to succeed in our competitive market will depend upon successful development, introduction, and sale of new products and enhancements on a timely and cost-effective basis in response to changing customer requirements and competitors’ product developments.  We may not be successful in selecting, developing, manufacturing, and marketing new products or enhancements which could adversely affect our sales.

We believe that the prices for our products will decline over time which could hurt our financial results.  We believe that average selling prices for our products will tend to decline from the point at which a product is initially priced and marketed.  Reasons for this decline may include the maturation of such products, the effect of volume price discounts in existing and future contracts, technology changes, and the intensification of competition, including from lower-cost foreign suppliers.  This price decline could hurt our financial results.

The expected price decline of our products will hurt our financial results unless we are able to offset those declines with cost savings or new product introductions.  We will attempt to offset expected price declines of our products by reducing our product costs and non-product costs and by introducing new products with higher gross margins.  If we are unable to offset declining selling prices by reducing direct materials and manufacturing expenses, our gross margins will decline.  If we cannot develop new products in a timely manner or we fail to achieve increased sales of new products at higher gross margins, our revenue and gross margins may decline.

Our plans to continue to introduce new products will require capital and other investments that may not be recovered.  We devote significant resources to the development and marketing of new products and technologies and expect to continue to do so.  These investments include facilities, equipment, inventory, personnel, and other items to develop and produce these products and to provide marketing, sales, service and support, and administration organizations to service and support these products.  We anticipate many of these commitments and expenditures would be made in advance of realization of increased sales, which may not occur.  If sales do not increase as expected, our gross margins and general financial performance would be adversely affected.

Our financial results have fluctuated significantly, and we expect the fluctuations will continue for a variety of reasons, many of which are out of our control.  Our quarterly financial results have fluctuated significantly for a number of reasons including our acquisitions of the assets of Proxim Corporation in July 2005; Terabeam Corporation, Ricochet Networks, Inc., and KarlNet, Inc. in the second quarter of 2004; the combination of Telaxis and Young Design in April 2003; our limited long-term commitments from customers; the receipt of significant customer orders; timing of obtaining customers for any new products we may introduce; the mix of our product sales; our manufacturing capacity constraints and our ability to fulfill orders; our inability to obtain components in the quantities we need; new product introductions by us or by our competitors; seasonal factors that may affect capital spending by customers; and general economic conditions.  We expect that many of these and other factors will continue to affect our business and will cause our financial results to fluctuate in the future.

Our past acquisition activity and contemplated future acquisition activity contributes to the difficulty in predicting our future financial performance.  The combination of Telaxis and Young Design in April 2003 resulted in changes in our financial performance.  The historically unprofitable financial results of Telaxis caused the operating results of the combined company to be unprofitable in the second quarter of 2003.  Although the combined company did briefly return to profitability, the acquisitions of the unprofitable Terabeam Corporation, KarlNet, Inc., and Ricochet Networks, Inc. in the second quarter of 2004 have caused the company to be unprofitable in later 2004 and early 2005.  However, the company’s balance sheet was significantly stronger given the addition of the assets from the acquired companies.  These additional assets enabled us to acquire the operations of Proxim Corporation in July 2005, which has significantly increased our revenue but also our expenses.  We have stated our intention to make selected acquisitions from time to time and, therefore, expect that our future acquisition activity will contribute to fluctuations in our financial results and to difficulties in predicting our financial performance.

We may not achieve the contemplated benefits of any acquisition we make which could materially and adversely affect our business.  We may not be able to achieve the expected synergies and other benefits of any acquisitions we make at all or to the extent and in the time periods expected.  We may not be able to integrate the operations in a cost-effective, timely manner without material liabilities or loss of desired employees, suppliers, or customers.  Our management may be distracted from our core business due to the acquisition.  The expected cost savings from the transaction may not be fully realized or may take longer to realize than expected.  The time and costs required to integrate, establish, manage, and operate the operations we acquire may be greater than we anticipated.  Our investors, competitors, customers, suppliers, employees, and others may react negatively to the acquisition.  We may make acquisitions in business areas in which we have little experience operating so may not fully benefit from the acquisition.  We may be exposed to lawsuits, risks, liabilities, or obligations imposed on or threatened against us arising from the acquisition.  For example, we believe that Symbol Technologies, Inc. commenced its lawsuit against us as a result of our acquiring Proxim Corporation’s operations.  We may face unexpected difficulties, costs, and delays in implementing common internal controls, disclosure controls, systems, and procedures, including financial accounting systems, particularly in light of the enhanced scrutiny given to those items in the current environment.  Addition of these operations may increase the difficulty for us, financial analysts, and others to predict the combined company’s future business and financial performance.  These factors may cause us to want or need to raise additional debt or equity capital, which, if available at all, may be on terms deemed undesirable by investors, customers, suppliers, employees, or others.  These factors could materially and adversely affect our business, perception in our market, and financial results.  Should these factors materially and adversely affect our business, it could result in a material impairment charge to write-down goodwill.

Purchase accounting treatment and the impact of amortization and impairment of intangible assets relating to the Proxim Corporation asset purchase could cause our operating results to be adversely affected.  In accordance with generally accepted accounting principles, we accounted for the Proxim Corporation asset purchase using the purchase method of accounting.  We have allocated the cost of the individual assets acquired and liability assumed, including various identifiable intangible assets (such as acquired technology and acquired trademarks and trade names), based on their respective fair values at the date of the completion of the acquisition.  For example, in the third quarter of 2006, we recorded a charge of $4.8 million related to the developed technology acquired from Proxim Corporation.  We may be required to further reduce the carrying value of these assets in the future which could adversely impact our financial results.

The fact that we receive few long-term purchase commitments from customers contributes to the difficulty in predicting our future financial performance.  Due to the nature of our products and customers, we generally have a very short time between receiving an order and shipping the order.  Few of our customers provide us with long-term purchase commitments.  As a result, we generally have a relatively low backlog and have limited visibility of sales going forward.  This lack of visibility contributes to the difficulty in predicting our future financial performance by us, financial analysts, and investors.

The fact that we receive few long-term purchase commitments from customers contributes to our inventory risk which could adversely affect our financial results.  Due to the nature of our products and customers, we generally have a very short time between receiving an order and shipping the order.  Few of our customers provide us with long-term purchase commitments.  As a result, we generally have limited visibility of sales going forward.  However, our customers generally demand relatively quick delivery of products.  This means that we have to estimate product demand.  If we under-estimate demand, we may lose sales.  If we over-estimate demand, we may end up with having to take charges for excess and/or obsolete inventory.  These factors could adversely affect our financial results.

Receipt of significant customer orders have caused our financial results to fluctuate and contribute to the difficulty in predicting our future financial performance.  At times, we have received significant orders from customers that have caused our financial results to fluctuate.  For example, we received large orders from a single customer in 2003 that contributed positively to the financial results of several quarters in 2003.  The non-recurrence of those orders in 2004 made our financial results look worse in comparison.  We expect that at times we may get similar significant orders in the future which could cause significant fluctuations in sales, gross margins, and operating results.  These fluctuations contribute to the difficulty in predicting our future financial performance by us, financial analysts, and investors.

Difficulties in obtaining the components we need to manufacture our products have caused our financial results to fluctuate and contribute to the difficulty in predicting our future financial performance.  At times we have been unable to obtain sufficient components to manufacture certain of our products.  We believe this shortage had a negative impact on our revenue and financial results for those quarters.  Given the number of components in our products, the age of some of our products, and the limited number of suppliers of some of these components, we may experience similar component shortages from time to time in the future.  These shortages could contribute to fluctuations in our financial results and to the difficulty in predicting our future financial performance.

We cannot predict whether we will be able to achieve profitability, which could adversely affect our ability to continue as a going concern and our stock price.  We were profitable on an operating and GAAP basis in the fourth fiscal quarter of 2005.  We were not profitable in any quarter of 2006.  We have made no predictions concerning our future profitability or lack of profitability.  Our inability to achieve may affect our ability to continue as a going concern and cause the market price of our stock to decline or prevent it from rising.

We expect that changes in stock option accounting rules will adversely impact our reported operating results and may adversely affect our competitiveness in the employee marketplace.  We have adopted FASB Statement No. 123R (“SFAS 123R”), Share-Based Payment, as our accounting method for stock options for accounting periods beginning January 1, 2006 and after.  SFAS 123R requires that all share-based payments to all employees, including grants of employee stock options, are to be included in the financial statements based on their fair values.  The adoption of SFAS 123R and resulting charges on our financial statements have significantly reduced our operating and net income and we expect will continue to do so.  These charges may result in our having operating and net losses rather than operating and net profits.  As a result of adopting the changes specified in SFAS 123R, it could negatively impact our use of employee stock plans to reward employees, putting us at a competitive disadvantage in attracting and retaining key employees.

Our indirect sales model makes us dependent on third party distributors and resellers, which could adversely impact our financial results and reputation.  Most of our products are sold through both domestic and international distributors and resellers.  These distributors generally focus on selling to a specific market or geographic region.  These distributors and resellers carry and sell products from other suppliers in addition to our own.  We expect to continue to engage additional distributors and resellers to sell our products.  Use of distributors and resellers makes us dependent, to some extent, on those third parties who will have the relationships with the end customers.  We may not be successful in attracting qualified distributors and resellers.  Use of these distributors and resellers could cause significant fluctuation in and adversely impact our future revenue and operating results due to price, extended payment term, and other concessions demanded by our distributors, our limited relationships with actual end-users of our products, the time and costs associated with maintaining our distributor and reseller relationships, the time and costs associated with engaging new distributors and resellers, the possibility that they may give other suppliers’ products priority over our own, the possibility of channel and price conflict, the possibility of customer confusion and customer dissatisfaction, and potential accounting, operational, and financial results problems if they build excess inventory.

We have a limited number of distributors so any decrease in business from them could cause a decline in our revenue.  The loss of business from any of our distributors or the delay of significant orders from our distributors could significantly reduce our revenue, even if it is only temporary.  We do not have long-term contracts with our distributors.  Our ability to accurately forecast our revenue hinges on the timing and size of future purchase orders taken by our distributors.  Any reduction in revenue could have a materially adverse affect on our operating results and financial condition.

We may be unsuccessful in our efforts to obtain larger customers, and these efforts could adversely impact our current business.  We are trying to expand our customer base by obtaining larger customers.  Our efforts may not be successful.  For example, larger customers may not want to deploy products like many of ours that operate in unlicensed frequencies or they may seek products with feature sets that are different from what we offer.  Our efforts could adversely impact our current business due to diversion of efforts and attention, our current customers not being pleased by our customer expansion efforts, and other reasons.

Our business depends in part on continued demand for broadband connectivity and access.  The future success of our business is dependent in part upon the continued and increasing demand for high-speed, broadband connectivity and access, particularly with regard to the Internet, and for high-speed telecommunications products.  The markets for such services may not grow at all or as expected.

We depend on our senior employees who are extensively involved in many aspects of our business, and our business would likely be harmed if we lose their services and cannot hire additional qualified personnel.  Particularly because we are a relatively small company, our future operating results depend in significant part upon the continued contributions of senior management and key sales and technical personnel, many of who would be difficult to replace if their services become unavailable to us due to death, illness, or other reasons.  Future operating results also depend upon the ability to attract and retain qualified management, sales, and technical personnel.  Competition for these personnel is intense, and we may not be successful in attracting or retaining them.  Only a limited number of persons with the requisite skills to serve in these positions may exist, and it may be difficult for us to hire the skilled personnel we need.  We have experienced difficulty in attracting, hiring, and retaining experienced sales personnel with the right blend of skills for our company, and we may experience difficulty with other types of personnel in the future.

We have no key-man life insurance on any of our executive officers or other employees.  Loss of the services of any of our key executive officers or other key employees could have a material adverse effect on our business, financial condition, and results of operations.  The lack of key man insurance means that we would receive no insurance proceeds to buffer any such adverse effects.

We do not currently have a succession plan in place.  We currently do not have a succession plan in place if our chief executive officer or other senior personnel were to become unable to perform their responsibilities due to illness, injury, termination of service, or other reasons.  Loss of the services of our chief executive officer or other senior personnel could have a material adverse effect on our business, financial condition, and results of operations.  Lack of a succession plan could exacerbate our difficulties in overcoming the issues created by the loss of services of our chief executive officer or other senior personnel due to uncertainty and responsibility transition issues.

Our limited internal manufacturing capacity may be insufficient to meet customers’ desires for our products, which could harm our sales and damage our reputation.  Our internal manufacturing capacity, by design, is limited.  At times, we have been unable to deliver certain internally-manufactured products as quickly and in the quantities that customers desire.  These inabilities could damage relationships with customers and have a material adverse effect on our reputation, business, financial condition, and results of operations.

Our limited internal manufacturing capacity makes us dependent on contract manufacturers, which could harm our sales and damage our reputation.  Our internal manufacturing capacity, by design, is limited.  We currently expect to rely on domestic and international contract manufacturers to provide manufacturing of our complete products, components, and subassemblies.  Our failure to obtain satisfactory performance from any contract manufacturers could cause us to fail to meet customer requirements, lose sales, and expose us to product quality issues.  In turn, this could damage relationships with customers and have a material adverse effect on our reputation, business, financial condition, and results of operations.

We may be unable to engage contract manufacturers to manufacture our products which could force us to increase our internal manufacturing capacity.  The technical nature of our products, the wide variety of our products, and the current uncertainty and historical fluctuation in our business may make contract manufacturers unwilling or reluctant to manufacture products for us at all or on acceptable terms.  It may be difficult and time-consuming to engage a third-party manufacturer or manufacturers.  If we are unable to engage a third-party manufacturer or manufacturers, we may have to increase our internal manufacturing capability.  We may be unable to do so at all or without significant expense.

Interruptions in our manufacturing operations could have an adverse effect on our revenue.  Any interruption in our manufacturing operations could cause our product supply to be interrupted or lose market opportunities and have an adverse affect on our revenue, customer relationships, and operating results.  Interruptions could result from  introduction of new products or processes; timing, language, cultural, and other issues arising from the use of contract manufacturers located outside the U.S.; terminations of relationship with manufacturers; not producing products at adequate capacity; delays in shipments of our products due to changes in demand; or insufficient quality or quantity of products.

Because many of our components or products are provided by limited or single-source suppliers, we may not be able to obtain sufficient quantities to meet our business needs.  Many of the components, subassemblies, and services necessary for the manufacture of our systems are obtained from a sole supplier or a limited group of suppliers.  We generally do not have any committed long-term supply agreements with these vendors.  We have from time to time experienced an inability to obtain an adequate supply of required components and subassemblies.  Our inability to obtain these components in the quantities and at the times we desire could halt production, reduce our ability to meet customer demands, and reduce our sales.

Because many of our components or products are provided by limited or single-source suppliers, we may not be able to obtain sufficient quantities at prices to make our products profitably.  Many of the components, subassemblies, and services necessary for the manufacture of our systems are obtained from a sole supplier or a limited group of suppliers.  Our inability to obtain these items at the prices we desire could hurt our sales and lower our margins.

Because many of our components or products are provided by limited or single-source suppliers, we may have to purchase extra inventory that ultimately may not be used.  Many of the components, subassemblies, and services necessary for the manufacture of our systems are obtained from a sole supplier or a limited group of suppliers.  A supplier may decide to end the manufacture of a product and provide us with an opportunity to make a last-time buy of the product.  In that situation, we have to estimate our future needs for that product.  If we underestimate, we would have an insufficient supply to manufacture our products.  If we overestimate, we may end up purchasing inventory that is not used or becomes obsolete and that ultimately we have to write off.  That loss could adversely affect our financial results.

Our inability to receive sufficient quantities of limited or single source components or products could make us develop alternative sources, which could reduce our sales and may be time consuming and expensive if it can be done at all.  In the event of a reduction or interruption in the supply of a key component, we may have to develop alternative sources for the component.  We may not be able to locate an alternative supplier of certain products or components at all or at acceptable prices.  Our inability to develop alternative sources for components could result in delays or reductions in product shipments, increase our costs, and reduce or eliminate our profit margins.  Even if we are successful at developing alternative sources, a significant amount of time could be required to receive an adequate flow of components from the alternative source.

Our inability to receive sufficient quantities of limited or single source components or products could make us reconfigure our products, which could reduce our sales and may be time consuming and expensive if it can be done at all.  In the event of a reduction or interruption in the supply of a key component, we may have to reconfigure our products to work with different components.  Reconfiguration of our products to adapt to new components could entail substantial time and expense.  We may be unable to reconfigure our products to work with new components.  Even if we are successful at reconfiguring our products, a significant amount of time could be required to receive an adequate flow of replacement components.

Our reliance on limited or single-source suppliers makes us vulnerable to difficulties at those suppliers.  The production of our products is vulnerable to production difficulties, quality variations, work stoppages, acts of God such as weather and fire, and other events beyond our control at our suppliers.  All of these events could adversely affect the cost and timely delivery of our products.

Failure to maintain adequate levels of inventory could result in a reduction or delay in sales and harm our results of operations.  In a competitive industry such as the wireless telecommunications equipment industry, the ability to effect prompt turnaround and delivery on customer orders can make the difference in maintaining an ongoing relationship with our customers.  This competitive market condition requires us to keep some inventory of certain products on hand to meet such market demands.  Given the variability of customer requirements and purchasing power, it is difficult to predict the amount of inventory needed to satisfy demand.  If we over- or under-estimate inventory requirements to fulfill customer needs, our results of operations could be adversely affected.  If market conditions change swiftly, it may not be possible to terminate purchasing contracts in a timely fashion to prevent excessive inventory increases.  In particular, increases in inventory could materially adversely affect operations if such inventory is ultimately not used or becomes obsolete.

Our failure to effectively manage our recent and anticipated future growth could strain our management, infrastructure, and other resources and adversely affect our results of operations.  We expect our recent and anticipated future growth to present management, infrastructure, systems, and other operating issues and challenges.  These issues include controlling expenses, the development, introduction, marketing, and sales of new products, the development and application of consistent internal controls and reporting processes, the integration and management of a geographically and ethnically diverse group of employees, and the monitoring of third-party manufacturers and suppliers.  Any failure to address these issues at a pace consistent with our business could cause inefficiencies, additional operational expenses and inherent risks, greater risk of billing delays, inventory write-downs, and financial reporting difficulties.

Difficulties in reducing our operating expenses could harm our results of operations.  A material portion of our operating expenses is fixed.  If we experience a material reduction or delay in sales, we may find it difficult to reduce our operating expenses on a timely basis.  Difficulties of this nature would adversely affect our financial condition and harm our operating results.

War in Iraq and the war on terrorism could adversely affect domestic and international demand for our products.  The war in Iraq and on terrorism has led to economic uncertainty at home and abroad which could impact the demand for our products.  Customers as a result may reduce their spending on our products coupled with the increased shipping costs and delays due to heightened security, which could have a material adverse affect on our operating results.

We often permit flexible purchase order changes that may adversely affect our margins and operating results.  We have often permitted purchase orders to be modified or canceled with limited or no penalties.  Any inability or failure to reduce actual costs or cancel supplier and contract manufacturing commitments in response to a customer modification or cancellation could adversely affect our gross margins and operating results.

Our business and financial results could be adversely affected by warranty claims.  Products as complex as ours frequently contain undetected errors or defects, especially when first introduced or when new versions are released.  This is especially a concern for us given our anticipated continuing introduction of new products.  The occurrence of such errors or defects could result in products being returned under warranty for repair or replacement with us having to bear the associated expense.  Although we maintain what we believe to be appropriate overall warranty reserves based on historical repair occurrences, an unanticipated high repair occurrence related to a specific product or number of products could make the reserves inadequate at any specific time and adversely affect our financial results.

Our business and financial condition could be adversely affected by product liability claims.  Products as complex as ours frequently contain undetected errors or defects, especially when first introduced or when new versions are released.  This is especially a concern for us given our anticipated continuing introduction of new products.  The occurrence of such errors or defects could result in product liability claims being brought against us.  Although we have not had any material product liability claims brought against us to date, such claims may be brought in the future and could adversely affect our financial results.

Our international business activities expose us to a number of risks not present in our United States operations, which we have limited experience addressing.  Our international business activities may carry additional costs, risks and difficulties, including complying with complex foreign laws and treaties applicable to doing business and selling our products in other countries; availability of suitable export financing; timing and availability of export licenses; tariffs and other trade barriers; difficulties in staffing and managing foreign operations; difficulties in complying with foreign customs and general ways of doing business; and political and economic instability which may be more pronounced in less-developed areas.  We have limited experience in facing many of these issues and may not be able to address the issues in a manner to enable us to expand our international sales and operations.

Because of international sales and operations, we may be exposed to currency risk that could adversely affect our financial condition and results of operations.  Particularly following our acquisition of the operations of Proxim Corporation, a significant portion of our sales to date have been made to customers located outside the United States, and we expect that a significant portion of our future sales will continue to be to customers outside the United States.  We are currently trying to increase our sales to customers outside the United States.  Historically, our international sales have been denominated in United States dollars.  For international sales that are denominated in United States dollars, a decrease in the relative value of foreign currencies could make our products less price-competitive and could have an adverse effect on our financial condition and results of operations.  For any international sales denominated in foreign currencies, a decrease in the value of the foreign currencies relative to the United States dollars could result in decreased margins from those transactions.

The laws and legal systems of foreign governments may limit our ability to enforce our rights against our customers.  Our customer purchase and other agreements may be governed by foreign laws, which may differ significantly from United States laws.  Also, the court systems and procedures in foreign countries may differ significantly from United States courts.  Therefore, we may be limited in our ability to collect our accounts receivable, to enforce our other rights under such agreements, and to collect damages, if awarded.

Lack of relationships in foreign countries may limit our ability to expand our international operations and sales.  In many cases, regulatory authorities in foreign countries own or strictly regulate local telephone companies.  Established relationships between government-owned or government-controlled telephone companies and their traditional indigenous suppliers of telecommunications equipment often limit access to those markets.  The successful expansion of our international operations in some markets will depend in part on our ability to form and maintain strong relationships with established companies providing communication services and equipment or other local partners in those regions.  The failure to establish regional or local relationships could limit our ability to successfully market or sell our products in international markets and expand our international operations.

Governmental regulation affecting markets in which we compete or products we make or services we offer could adversely affect our business and results of operations.  Radio communications and services are extensively regulated by the United States and foreign governments as well as by international treaties.  To operate in a jurisdiction, we must obtain regulatory approval for our products and comply with differing and evolving standards and regulations.  The delays inherent in this approval process may cause the cancellation, postponement, or rescheduling of the installation of communications systems by us and our customers.  The failure to comply with regulations in a jurisdiction could result in the suspension or cessation of our ability to operate in that jurisdiction.  New regulations or changes in the interpretation of existing regulations could require us to modify our products or services and incur substantial costs to bring our products or services into compliance.

Our products typically require regulatory approval before they can be commercially deployed.  Our products must typically receive regulatory approvals before they can be commercially deployed.  As a result, customers may require that we obtain these approvals before buying or agreeing to buy our products.  Obtaining these approvals can be a long, expensive process.  Delays in obtaining the necessary approvals could hinder market acceptance of our products, delay sales of our products, and adversely affect our ability to market those products.

New regulations could have an adverse impact on our ability to supply products and our financial results.  New regulations could be enacted that adversely impact our business.  For example, the directive on the restriction on the use of certain hazardous substances in electrical and electronic equipment (RoHS directive) limits the use of substances (such as lead and mercury) in products sold in the European Union marketplace.  Also, the directive on waste electronic and electrical equipment (WEEE) imposes obligations on suppliers of electronic equipment sold in the European Union marketplace.  New regulations such as these may disrupt our supply of components needed to supply our products at the times and in the quantities desired by our customers.  They may also require that we revise the design of some of our products and have some of our products re-qualified with our customers or regulatory agencies.  The new regulations may increase the costs of supplying products.  These results could adversely impact our product supply capabilities, relationships with customers, and financial results.

Changes in governmental regulation could adversely affect our competitive position.  Governmental laws and regulations applicable to our products and services evolve and change frequently.  These changes could hurt our competitive position.  For example, a point we often use in marketing our equipment products is that our products have been approved by the United States Federal Communications Commission, which sometimes can be a long, expensive process.  The Federal Communications Commission may relax this approval process and potentially allow more products to operate as approved products.  If enacted, these regulations could make it easier for competitive products to qualify as products approved by the Federal Communications Commission.  Conversely, if the Federal Communications Commission made the certification process more difficult, it could impede our ability to bring products to market in a timely manner.  In either case, this could adversely affect our competitive position.  Similarly, changes in the laws and regulations applicable to our service business could adversely affect our competitive position in that business.

We are subject to domestic and international authorities’ allocations of the radio frequency spectrum.  Equipment to support new systems and services can be marketed only if suitable frequency allocations are made available to telecommunications service providers.  The process of allocating frequencies to service providers is typically expensive, complex, and lengthy.  If service providers and others are delayed in deploying new systems and services, we could experience lack of orders or delays in orders.  Similarly, failure by regulatory authorities to allocate suitable frequency spectrum could have a material adverse effect on our results.

At time we rely on a limited number of customers for a material portion of our sales, which exposes us to risks relating to the loss of sales and credit risk.  For the year ended December 31, 2006, three unrelated customers each accounted for more than 10% of our sales.  In addition, we have a number of other substantial customers.  We are currently attempting to increase our number of substantial customers which could increase our customer concentration risks.  Our ability to maintain or increase our sales in the future will depend in part upon our ability to obtain additional orders from these customers.  Our customer concentration also results in concentration of credit risk.  An acquisition of one of our significant customers could cause any current orders to be delayed or canceled and no new orders being placed with us and could further concentrate our customer base.  Adverse developments such as these with our significant customers could adversely impact our sales and financial results.

The continuing uncertainty in the telecommunications industry has caused us to maintain tight credit limits, which may be adversely affecting our sales.  Many of our potential customers have faced or are facing financial difficulties due to the industry-wide uncertainty and depressed conditions.  As a result, we have maintained what we believe to be stringent policies concerning the extension of credit to potential customers.  We believe that these tight credit policies may be limiting our sales.  As a result, we may loosen our credit policies, which may increase our sales but may also increase the likelihood of having bad debts from customers who can’t or won’t pay.

Given the relatively small size of some of our customers, they may not be able to pay for the products they purchase from us in the time period we expect or at all.  We are subject to credit risk in the form of trade accounts receivable.  We could face difficulties in receiving payment in accordance with our typical policies allowing payment within 30 days, although we have granted longer terms to some customers.  Some of our customers are new and smaller service providers which do not have the financial resources of existing, larger service providers.  Any delay, inability, or refusal to pay for purchases of our products may materially adversely affect our business.  Difficulties of this nature have occurred in the past, and we believe they will likely occur in the future.

Our failure or inability to protect our intellectual property could adversely affect our business and operations, particularly in our equipment business which has otherwise relatively low barriers to entry.  Our ability to compete depends in part on our ability to protect our intellectual property.  The steps we have taken to protect our technology may be inadequate to prevent misappropriation of our technology and processes.  Existing trade secret, trademark, and copyright laws offer only limited protection.  Our patents could be invalidated or circumvented.  Inability or failure to protect our intellectual property could remove a barrier to a competitor entering our broadband wireless equipment business, which in general has lower barriers to entry than other businesses.

Laws of foreign countries where we do business may provide less intellectual property protection for our products, which could adversely affect our ability to compete in our price-sensitive business.  The laws of certain foreign countries in which our products are or may be developed, manufactured, or sold may provide less protection for the intellectual property contained in our products.  We may not seek to obtain patents and other forms of intellectual property rights in certain foreign countries to the same extent we seek United States patents and other forms of intellectual property protection, which could reduce our international protection.  This may make the possibility of piracy of our technology and products more likely.  This piracy could result in cheaper copies of our products being available on the market, which could adversely affect our business and financial results.

Our intellectual property rights do not prevent other companies from developing similar technology, which could be superior to ours.  Other companies could develop products that use similar and perhaps superior technology.  This technology could be developed in a way to not violate or infringe our intellectual property rights.  As a result, our intellectual property rights provide no assurance that competing and perhaps superior products won’t be developed, even if we are able to protect our intellectual property rights.

We may engage in litigation to protect our intellectual property, which could be costly, long, and distracting even if ultimately successful.  If we believe our intellectual property rights are being infringed, we may commence litigation or take other actions to enforce our patents, protect our trade secrets and know-how, or determine the scope and validity of the patents or intellectual property rights of others.  There can be no assurance that we would be successful in any such litigation.  Further, any lawsuits we commence would increase the likelihood of counterclaims being brought against us by the companies we sue.  Any litigation could result in substantial cost and divert the attention of our management, which could harm our operating results and future operations.

Much of our material intellectual property is not protected by patents, which may reduce the extent to which we can protect our intellectual property.  We rely primarily on trade secret laws, confidentiality procedures, patents, copyrights, trademarks, and licensing arrangements to protect our intellectual property.  While we do have a number of patents, the patents alone do not provide significant protection for much of our intellectual property used in our current equipment products.  A significant portion of our proprietary technology is know-how, and employees with know-how may depart before transferring their know-how to other employees.  The fact that much of our intellectual property is not covered by patents could reduce the extent to which we can protect our rights in that intellectual property.

Our products and operations could infringe on the intellectual property rights of others, which could have an adverse impact on our business.  We would have to address any such infringements by seeking licenses, altering our products, or no longer selling the products.  Any licenses we may be required to seek may be expensive or otherwise onerous.  Similarly, changing our products may be costly, time-consuming, and impractical and could detract from the value of our products.  A party making a claim of infringement could secure a judgment against us that requires us to pay substantial damages.  A judgment could also include an injunction or other court order that could prevent us from selling our products.  Any claim of infringement by a third party also could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract the attention of our management.  Any of these events could seriously harm our business.

The intellectual property infringement lawsuit pending against us could have an adverse impact on our business.  On June 1, 2007, Linex Technologies, Inc. filed suit against Proxim Wireless Corporation (a wholly owned subsidiary of Terabeam, Inc.) for alleged patent infringement in the United States District Court for the Eastern District of Texas, Marshall Division.  Other named defendants in this lawsuit are Belair Networks, Inc., Cisco Systems, Inc., Firetide, Inc., and Skypilot Networks, Inc.  This lawsuit generally alleges that Proxim’s mesh products infringe two United States patents purportedly owned by Linex.  Linex is seeking damages allegedly caused by the alleged infringement of its two patents.  This matter is at an extremely early stage.  We believe the claims against us are without merit and intend to defend the litigation vigorously.  The litigation process is inherently uncertain, however, and there can be no assurance that the outcome of these claims will be favorable for us.  Defending lawsuits of this nature can be a lengthy and expensive process, and we may not prevail.  Even if we are completely successful in defending the claims asserted against us in this lawsuit, we expect we will incur significant defense costs and that management, technical, and other personnel will be distracted and diverted by this lawsuit.  In addition, these lawsuits could have other material adverse impacts on us, such as adverse publicity and adverse reaction from the financial markets, from our customers, or from actual or potential strategic partners.

Our settlement of the litigation commenced against us by Symbol Technologies adversely impacts our financial results.  In February 2006, we settled the lawsuit that had been brought against us by Symbol Technologies, Inc. alleging that certain of our products violated certain of their patents.  Symbol had successfully sued Proxim Corporation alleging that certain of Proxim Corporation’s products infringed two of the Symbol patents that Symbol asserted against us.  As part of the settlement, we agreed to pay Symbol fixed royalties totaling $4.3 million through the second quarter of 2009.  We will have to pay these royalties even if we discontinue the sale of products alleged by Symbol to violate their patents.  Additionally, we may end up paying Symbol more fixed royalties than we would have paid if we had negotiated a royalty based on product sales or some other contingent basis.  As a result, the settlement of the Symbol litigation adversely impacts our financial results, and the impact may be more adverse than if we had attempted to and had been successful in settling the litigation on some other basis.  Additionally, our willingness to settle these claims brought by Symbol may increase the likelihood that other companies will commence similar claims against us.

Compliance with new governmental regulations, such as Section 404 of the Sarbanes-Oxley Act, could increase our costs and adversely impact our financial results.  Increasing amounts of time and resources are being spent on complying with ever-changing governmental regulations and public disclosure requirements.  Specifically, Section 404 of the Sarbanes-Oxley Act currently requires that management and independent public accountants review and evaluate annually internal control systems of companies subject to that section and attest to their effectiveness.  We are not currently subject to Section 404 and do not know when or if we will be required to comply with the requirements of that section or what the requirements will be if and when we become subject to that section.  However, in anticipation of becoming subject to that section, we have begun our compliance efforts and are expending related time and costs.  The costs and time required to become Section 404 compliant could be substantial, even assuming we are completely successful.  In addition, even before becoming subject to Section 404, we are being billed significantly increased independent auditor fees, we believe largely due to the Sarbanes-Oxley Act and other regulations.  Compliance with the Sarbanes-Oxley Act and other regulations could cause us to increase our legal, accounting, other personnel, and other costs as more time and personnel would be needed to help maintain compliance.  These costs of compliance could adversely impact our financial results.

We are a defendant in pending stockholder litigation that could materially and adversely affect our business.  We are a party to four purported securities class action lawsuits.  These lawsuits relate to the underwriters’ alleged unlawful activities in connection with our initial public offering in February 2000.  The lawsuits have been assigned along with approximately 1,000 other lawsuits making substantially similar allegations against hundreds of other publicly traded companies and their public offering underwriters to a single federal judge for consolidated pre-trial purposes.  A tentative settlement of these lawsuits had been reached between the plaintiffs and affected companies but that possible settlement has been terminated due to subsequent legal rulings.  These lawsuits are at an early stage and involve substantial uncertainty and, accordingly, we cannot predict the outcome.  Defending lawsuits of this nature can be a lengthy and expensive process, and we may not prevail.  Even if we prevail or the action is settled, the costs associated with these lawsuits could be substantial.  In addition, these lawsuits could have other material adverse impacts on us, such as management distraction, adverse publicity, and adverse reaction from the financial markets, from our customers, or from actual or potential strategic partners.  The difficulties and uncertainties relating to these lawsuits very likely may be increased and complicated because of the large number of pending similar cases and other parties involved.  The outcome of these lawsuits could materially compromise our ability to continue to operate our business.

Proceeds under our directors’ and officers’ insurance policies may be unavailable or insufficient to cover our exposure under the pending stockholder litigation.  We have a total of $15 million in directors and officers insurance coverage applicable to this litigation.  We currently believe that this insurance coverage would be sufficient to cover our allocable share of costs and expenses related to this litigation.  However, the insurance proceeds may be unavailable if the companies issuing those policies experience financial difficulties or are otherwise unable or unwilling to pay under those policies.  Also, there can be no assurance that proceeds under those policies would be sufficient to cover our exposure arising from this litigation.

Our stock price has been volatile and may continue to be volatile.  The market price of our common stock has been volatile and is likely to remain volatile.  Some of the reasons for the volatility are within our control, but many are beyond our control and unrelated to our operating performance.  We believe the following factors, among others, have contributed to our stock price volatility:

•	Our financial performance and results

•	Announcements by us concerning our relationships with our existing or new customers

•	Announcements by us concerning our completed and contemplated acquisitions and other strategic growth plans

•	Announcements by our customers

•	Our integration of Telaxis Communications and Young Design following the April 2003 combination of the two companies

•	Our integration of Terabeam Corporation, Ricochet Networks, Inc. and KarlNet, Inc. following the second quarter 2004 acquisition of those companies

•	Our integration of the assets of Proxim Corporation, acquired in the third quarter of 2005

•	Sales of shares of our stock that we issued in connection with our completed acquisitions or the perception that such shares may be sold

•	The relatively low number of shares of our stock that trade on an average day

•	The introduction of new products by us

•	The financial performance of our competitors

•	The introduction of new products by our competitors

•	Other announcements by our competitors

•	General conditions of the financial markets

We expect these factors and others to continue to contribute to the volatility of our stock price.

The private placement we completed in July 2007 could have adverse impacts on our business and stock price.  In July 2007, we issued 4,300,000 shares of our common stock and warrants to purchase an additional

2,150,000 shares of our common stock in a private placement to institutional and other accredited investors.  We agreed to file a registration statement covering those shares within thirty days after the closing of the private placement.  This registration, or the anticipation of this registration, could cause our stock price to fall or prevent it from increasing.  Also, a substantial amount of this common stock being sold or becoming available (or being perceived to become available) for sale in the public market could cause the market price of our common stock to fall or prevent it from increasing, particularly given the relatively low trading volumes of our stock.  Customers, investors, employees, competitors, and others may react negatively to this stock sale and warrant issuance, the price at which the stock was sold and warrants may be exercised, the dilution resulting from the sale and issuance, and other ramifications of these transactions.  We could be subject to financial penalties to the investors in this transaction if we fail to file the registration statement within the prescribed period and also if we are unable to cause the registration statement to become effective within the prescribed period

Future actual or potential stock sales by Robert E. Fitzgerald, our Chief Executive Officer, could cause our stock price to fall or prevent it from increasing.  As of July 31, 2007, our Chief Executive Officer Robert E. Fitzgerald owned approximately 8.8% of our outstanding common stock, directly and indirectly through Concorde Equity II, LLC, a company controlled by him.  Between September 2005 and February 2006, Concorde Equity II sold 1,000,000 shares of our common stock primarily pursuant to a plan adopted pursuant to Securities Act Rule 10b5-1.  Concorde Equity II currently has been making sales of our common stock from time to time pursuant to a different active Rule 10b5-1 plan.  Certain of our other stockholders and other third parties viewed these stock sales negatively because they were being made by a company controlled by our chief executive officer.  Concorde Equity II may make additional sales of our common stock in the future.  Generally, these sales require public filings.  Actual or potential sales of our stock by Concorde Equity II could cause our stock price to fall or prevent it from increasing for numerous reasons.  For example, a substantial amount of our common stock becoming available (or being perceived to become available) for sale in the public market could cause the market price of our common stock to fall or prevent it from increasing, particularly given the relatively low trading volumes of our stock.  Also, actual or potential sales by Concorde Equity II could be viewed negatively by other investors because Concorde Equity II is controlled by a member of our board of directors and chief executive officer.

Future actual or potential sales of the stock we issue upon exercise of stock options could cause our stock price to fall.  As of July 31, 2007, we had options outstanding to buy approximately 2.8 million shares of our common stock and may grant options or other stock grants relating to an additional approximately 530,000 shares of our common stock.  We have filed registration statements with the SEC relating to the shares of our common stock that may be issued pursuant to the exercise of those outstanding stock options and stock options or other stock grants that we may grant in the future.  In many cases, holders of those options could decide to exercise the options and immediately sell the shares.  A substantial amount of this common stock becoming available (or being perceived to become available) for sale in the public market could cause the market price of our common stock to fall or prevent it from increasing, particularly given the relatively low trading volumes of our stock.  Further, actual or potential sales of this stock could be viewed negatively by other investors because some of these stock options are held by our directors and senior executives.

Future actual or potential sales of the stock we issue upon exercise of stock warrants could cause our stock price to fall.  On July 31, 2007, we had warrants outstanding to purchase approximately 2.3 million shares of our common stock.  Shares of our common stock received upon exercise of those warrants may, depending on the method of exercise, be immediately available for public sale.  A substantial amount of this common stock becoming available (or being perceived to become available) for sale in the public market could cause the market price of our common stock to fall or prevent it from increasing, particularly given the relatively low trading volumes of our stock.

If we acquire other companies or product lines by issuing stock, the result may be dilutive to existing stockholders.  In the second quarter of 2004, we acquired three companies and issued approximately 12.6 million shares in connection with those acquisitions.  We may acquire other companies, businesses, and product lines in the future and may issue shares of our stock in connection with any such acquisitions.  Any such issuances could significantly dilute the holdings of our current stockholders.

If we raise additional capital by issuing stock, the result may be dilutive to existing stockholders.  Our board of directors may decide to issue additional equity securities in many situations without the need for any stockholder vote.  Given the recent prices for our common stock, significant dilution to our stockholders could result if we raise additional funds by issuing equity securities.  Further, these issuances may also involve issuing stock at a price per share below the current trading prices.  For example, on July 19, 2007, we issued 4,300,000 shares of our common stock in a private placement at a price of $1.75 per share.  That price was an approximately 14% discount from the last sale price of our common stock on that date of $2.04 per share.  We also issued warrants to purchase 2,150,000 shares of our common stock in that private placement.

The terms of any equity securities we may issue in the future may be better than the terms of our common stock.  Our board of directors is authorized to create and issue equity securities that have rights, privileges, and preferences senior to those of our common stock.  In many situations, our board could take these actions without the need for any stockholder vote.  For example, we have 4.5 million shares of “blank check” preferred stock which the board could issue, in many cases without any stockholder vote.  The board could establish voting rights, dividend rights, liquidation rights, conversion rights, and other rights and preferences of this preferred stock senior and better than the rights associated with our common stock.

We have limited capital resources and our prospects for obtaining additional financing, if required, are uncertain.  Our future capital requirements will depend on numerous factors, including expansion of marketing and sales efforts, development costs of new products, the timing and extent of commercial acceptance for our products, our integration with the operations of Proxim Corporation, Terabeam Corporation, Ricochet Networks, Inc., and KarlNet, Inc. and any other companies we may acquire, and potential changes in strategic direction.  Additional financing may not be available to us in the future on acceptable terms or at all.  If funds are not available, we may have to delay, scale back, or terminate business or product lines or our sales and marketing, research and development, acquisition, or manufacturing programs.  Our inability to obtain capital could seriously damage our business, operating results, financial condition, viability as an ongoing company, and cause our stock price to decline.

We may raise additional capital on terms that we or our stockholders find onerous, which could adversely affect our financial results and stock price.  In the future, we may be able to raise additional debt or equity capital only on terms that we find onerous.  Alternatively, some of our stockholders may find the terms of our capital arrangements to be onerous.  For example, some of our stockholders expressed displeasure at our issuing shares in July 2007 in a private placement at a price below the current trading price of our stock.  We may also obtain funds through arrangements with partners or others that may require us to relinquish rights to certain of our technologies or potential products or other assets.  The terms of our capital arrangements or the perceived onerous nature of those arrangements could adversely affect our financial results and stock price.

We may sell or otherwise dispose of portions of our business and assets for strategic reasons or to raise capital, which could adversely affect our business, financial results, and relationships.  As we analyze our company, strategic direction, and capital requirements, we may decide to sell some of our product lines, intellectual property, or other assets.  We may decide to do so for a variety of reasons, including to raise capital, to focus on certain portions of our current business, and to reduce our expenses.  Any such decisions could adversely impact our relationships with customers, employees, investors, and others for a variety of reasons depending on the actual decisions made.  For example, it may be perceived that such decisions are due to our questionable financial viability.  In particular, some third parties reacted negatively to our decision to sell two of our patents in April 2007.  It may be perceived that we have decided to dispose of certain product lines that some people may believe have more potential than others.  Any such decisions and related consequences could have an adverse impact on our business, financial results, and relationships with third parties.

The recent partial sale and partial shut down of the operations of Ricochet Networks, Inc. could have an adverse effect on our business.  In August 2007, Ricochet Networks, Inc., a subsidiary of Terabeam, Inc., announced that it had discontinued operation of the Ricochet® network in the San Diego metropolitan area and sold the operations of the Ricochet network in the Denver metropolitan area.  This sale and discontinuation will reduce our consolidated revenue.  There can be no assurance whatsoever that we will realize the expected benefits of these actions at all or to the extent anticipated.  Other risks associated with these actions include the risk that cost savings from these actions may not be fully realized or may take longer to realize than expected; the possibilities that these actions could result in increased liabilities and other adverse consequences; reactions, positive or negative, of customers, investors, employees, contract counterparties, competitors, and others to these actions; the uncertain impact of these actions on the trading market, volume, and price of Terabeam’s stock; the time and costs of discontinuing the operations of the Ricochet network in the San Diego metropolitan area; legal, financial statement, and accounting ramifications resulting from these actions; and management and board interest in and distraction due to these actions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission, or SEC, encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions.  This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the SEC, which is known as “incorporation by reference.”

Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance (or the negative of those words) used in connection with any discussion of future operating or financial performance identify forward-looking statements.  All forward-looking statements are management’s present expectations of future events and are subject to a number of assumptions, risks, and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  These risks include, but are not limited to, the risks and uncertainties set forth in “Risk Factors,” beginning on page 3 of this prospectus, as well as those set forth in our other SEC filings incorporated by reference herein.  The risks and uncertainties set forth in “Risk Factors” described above, either individually or in some combination, could have a material adverse impact on our reputation, business, need for additional capital, ability to obtain additional debt or equity financing, current and contemplated products gaining market acceptance, development of new products and new areas of business, cash flow, results of operations, financial condition, stock price, viability as an ongoing company, results, outcomes, levels of activity, performance, developments, or achievements.

In light of these assumptions, risks, and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference might not occur.  You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus.  We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events, or otherwise.  All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the shares of our common stock covered by this prospectus.  We will, however, receive proceeds from the exercise of any warrants issued to the selling stockholders, if the exercise price is paid in cash.  If all of those warrants are exercised for cash, we will receive gross proceeds of approximately $5.27 million, which we currently intend to use for general corporate purposes and working capital.  There can be no assurance that the exercise price of any warrant will be paid in cash.

SELLING STOCKHOLDERS

The following table provides information regarding the selling stockholders and the number of shares of our common stock that each selling stockholder may dispose of under this prospectus, including the shares of our common stock that may be acquired pursuant to exercise of warrants held by each selling stockholder.  We have prepared this table based on information furnished to us by or on behalf of the selling stockholders and publicly available information, including information contained in filings made by the selling stockholders with the SEC. For purposes of the following table, beneficial ownership is determined in accordance with rules promulgated by the SEC.  Under those rules, shares of our common stock issuable under options and warrants that are currently exercisable or exercisable within 60 days after August 27, 2007 are deemed outstanding and are included in the number of shares beneficially owned by a person or entity named in the table and are used to compute the percentage ownership of that person or entity.  These shares are not, however, deemed outstanding for computing the percentage ownership of any other person or entity.  Although not required by SEC rules, for purposes of the following table, we have also deemed outstanding shares of our common stock issuable upon exercise of warrants held by the selling stockholders, even though those warrants are not exercisable until January 23, 2008.  We treat these shares in the same manner as shares deemed outstanding under SEC rules.  The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership.  The percentage ownership data is based on 25,854,369 shares of our common stock issued and outstanding as of August 27, 2007.  Since the date on which they made the filings with the SEC containing the information below or provided us with the information below, the selling stockholders may have sold, transferred, or otherwise disposed of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The shares of our common stock may be disposed of by the selling stockholders, by those persons or entities to whom they transfer, donate, devise, pledge, or distribute their shares of our common stock or by other successors in interest.  The information regarding shares beneficially owned after this offering assumes the sale of all of the shares of our common stock covered hereby by each of the selling stockholders and that all of the shares owned by the selling stockholders not covered by this prospectus will continue to be held.  The selling stockholders may dispose of some, all or less than all of the shares listed in the table.  In addition, the shares listed below may be sold in privately negotiated transactions or other exempt transactions.  Accordingly, we cannot estimate the number of shares of our common stock that will actually be sold under this prospectus.

The warrants issued to the selling stockholders contain a restrictive provision stating that the number of shares of our common stock that may be acquired by the holder of the warrant upon any exercise of the warrant shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of our common stock then beneficially owned by such warrantholder and its affiliates and any other persons and entities whose beneficial ownership of our common stock would be aggregated with the warrantholder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 9.999% of the total number of issued and outstanding shares of our common stock (including for this purpose the shares of our common stock issuable upon such exercise).  However, this limitation on exercise does not apply to Lloyd I. Miller, III and/or any affiliate of Mr. Miller.  For purposes of the table below, we have included all shares issuable pursuant to the warrants held by the selling stockholders as if this restrictive provision did not appear in the warrants.

Except as described or incorporated by reference in this prospectus, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.  The shares covered by this prospectus include 925,000 outstanding shares currently owned by each of Lloyd I. Miller, III and Milfam II L.P., an affiliated entity of Mr. Miller, and 462,500 shares of our common stock that may be acquired pursuant to exercise of warrants held by each of Mr. Miller and Milfam II L.P.  In a Schedule 13D filed with the SEC on April 20, 2007, Mr. Miller disclosed that he was the beneficial owner of 1,361,100 shares of our common stock, or approximately 6.3% of our issued and outstanding common stock immediately before the private placement in which Mr. Miller and Milfam II L.P. acquired (or acquired the rights to acquire) the shares covered by this prospectus.  Mr. Miller filed such Schedule 13D to disclose his recommendation to our board of directors that Mr. Alan B. Howe be nominated as a director of Terabeam.  We disclosed such fact in our definitive proxy statement filed with the SEC on April 13, 2007, and we have also reported that Mr. Howe has been elected as a director of Terabeam.  We have not previously sold securities to Mr. Miller.  Mr. Miller holds no board or management position with Terabeam.

	Shares Beneficially Owned Before Offering			Shares Beneficially Owned After Offering
Name of Selling Stockholders	Number (1)	Percentage (%)	Shares Offered Hereby (1)	Number	Percentage (%)
SRB Greenway Capital, L.P. (2)	276,750	1.1%	276,750	0	*
SRB Greenway Capital (Q.P.), L.P. (2)	2,398,050	9.0%	2,398,050	0	*
SRB Greenway Offshore Operating Fund, L.P. (2)	100,200	*	100,200	0	*
Lloyd I. Miller, III (3)	4,136,100	15.4%	2,775,000	1,361,100	5.1%
Milfam II L.P. (3)	2,281,366	8.7%	1,387,500	893,866	3.4%
Clarion Capital Corporation (4)	450,000	1.7%	450,000	0	*
Clarion World Offshore Fund, Ltd. (4)	173,300	*	150,000	23,300	*
The Amended & Restated Declaration of Trust of Morton A. Cohen, Dated May 9, 2005 (4)	192,450	*	150,000	42,450	*
Shaker Investments Tower, L.P. (4)	150,000	*	150,000	0	*

________________________
*      Less than 1%.
(1)
Includes an aggregate of 2,150,000 shares of common stock issuable under the warrants that are exercisable on and after January 23, 2008, with the specific number of shares for each selling stockholder as follows:  SRB Greenway Capital, L.P. – 92,250; SRB Greenway Capital (Q.P.), L.P. – 799,350; SRB Greenway Offshore Operating Fund, L.P. – 33,400; Lloyd I. Miller, III – 462,500; Milfam II L.P. – 462,500; Clarion Capital Corporation – 150,000; and each of Clarion World Offshore Fund, Ltd., The Amended & Restated Declaration of Trust of Morton A. Cohen, Dated May 9, 2005, and Shaker Investments Tower, L.P. – 50,000.

(2)
BC Advisors, LLC (“BCA”) is the general partner of SRB Management, L.P. (“SRB Management”).  SRB Management is the general partner of SRB Greenway Capital, L.P. (“SRBGC”), SRB Greenway Capital (Q.P.), L.P. (“SRBQP”) and SRB Greenway Offshore Operating Fund, L.P. (“SRB Offshore”).  Steven R. Becker is the sole principal of BCA.  Through his control of BCA, Mr. Becker possesses sole voting and investment control over the portfolio securities of each of SRBGC, SRBQP and SRB Offshore.

(3)
Lloyd I. Miller, III and Milfam II L.P. are affiliated entities.  Because Mr. Miller is deemed under SEC rules to have beneficial ownership over the shares of our common stock owned by Milfam II L.P., the shares of our common stock listed in the table above as owned by Milfam II L.P. are also included in the number of shares of our common stock listed in the table above as owned by Mr. Miller.  The shares listed as owned by Mr. Miller include 3,211,100 outstanding shares and 925,000 shares issuable upon exercise of warrants (as described in footnote 1).  The outstanding shares are owned of record as follows:  Milfam II L.P. – 1,818,866; Trust A-4 – 467,234; and Mr. Miller personally – 925,000.  Mr. Miller is an investment advisor to the trustee of Trust A-4.  Trust A-4 was created pursuant to a Declaratory Judgment, signed by the Honorable Wayne F. Wilke for the Court of Common Pleas, Probate Division, Hamilton County, Ohio, on October 27, 1992, pursuant to which Trust A was split into four separate trusts.  Trust A was created pursuant to an Amended and Restated Trust Agreement, dated September 20, 1983 (the “Trust Agreement”).  Mr. Miller was named as the advisor to PNC Bank, N.A. (formerly The Central Trust Company, N.A., Cincinnati, Ohio), the trustee named in the Trust Agreement.  Mr. Miller reported having shared voting and dispositive power with respect to the shares owned of record by Trust A-4.  Mr. Miller is the manager of Milfam LLC, an Ohio limited liability company established pursuant to the Operating Agreement of Milfam LLC, dated as of December 10, 1996.  Milfam LLC is the general partner of Milfam II L.P., a Georgia limited partnership established pursuant to the Partnership Agreement for Milfam II L.P., dated December 11, 1996.  Mr. Miller reported having sole voting and dispositive power with respect to the shares owned of record by Milfam II L.P.

(4)
Clarion Capital Corporation, Clarion World Offshore Fund, Ltd., The Amended & Restated Declaration of Trust of Morton A. Cohen, Dated May 9, 2005 (the “A&R Trust”), and Shaker Investments Tower, L.P. are affiliated entities.  Mr. Morton A. Cohen is the chairman of Clarion Capital Corporation, the investment manager of Clarion World Offshore Fund, Ltd., and the trustee of the A&R Trust.  Mr. Edward Hemmlegarn is the managing member of Shaker Investments Tower, L.P.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

−	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

−	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

−	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

−	an exchange distribution in accordance with the rules of the applicable exchange;

−	privately negotiated transactions;

−
short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC, subject to the restrictions on short selling contained in the purchase agreement relating to the placement of the shares covered hereby;

−	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

−	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

−	a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act and (3) the third anniversary of the initial effective date of the registration statement of which this prospectus constitutes a part.

Our common stock trades on the NASDAQ Capital Market under the symbol “TRBM.”

LEGAL MATTERS

The validity of the shares of our common stock offered in this prospectus has been passed upon for us by Foley Hoag LLP, Boston, Massachusetts.

EXPERTS

The audited consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of Fitzgerald, Snyder & Co., P.C., independent registered public accountants, given on their authority as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information we file with them.  This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus.  The following documents, which we filed with the Securities and Exchange Commission, are incorporated by reference in this registration statement:

•
Our annual report on Form 10-K for the year ended December 31, 2006, which contains audited consolidated financial statements for our most recent fiscal year for which an annual report was required to have been filed;

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•	Our current reports on Form 8-K filed on February 28, 2007, April 2, 2007, April 30, 2007, May 9, 2007, May 29, 2007, July 5, 2007, July 24, 2007, August 6, 2007, and August 13, 2007;

•
Portions of our proxy statement on Schedule 14A filed with the SEC on April 13, 2007 that have been incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2006; and

•
The description of our common stock contained in our registration statement on Form S-1 (File No. 333-87885) in the form declared effective by the Securities and Exchange Commission on February 1, 2000, including the information in our current reports on Form 8-K filed on May 21, 2001, May 15, 2003, July 16, 2003, and November 4, 2005 for the purpose of updating that description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering contemplated by this prospectus shall be deemed to be incorporated by reference into this prospectus.  These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, as well as proxy statements.  Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, (and related Item 9.01 items) of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K.  We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for all purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement.  Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus.  You may request free copies of these filings by writing or calling us at:

Terabeam, Inc.
881 North King Street, Suite 100
Northampton, MA  01060
(413) 584-1425
Attn: David L. Renauld

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission.  Copies of these reports, proxy statements, and other information may be read and copied at the public reference facilities maintained by the SEC at:

Securities and Exchange Commission
Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The SEC maintains a website that contains reports, proxy and information statements, and other information about issuers, including us, that file electronically with the SEC.  The address of the SEC’s website is http://www.sec.gov.  Copies of certain filings we make with the SEC are available on our website (http://www.terabeam.com).

Information on Our Websites

Information on any Terabeam website or the website of any subsidiary of Terabeam is not part of this prospectus, and you should not rely on that information, unless that information is also specifically set forth in this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any additional or different information.  If anyone provides you with additional, different, or inconsistent information, you should not rely on it.  This prospectus is not an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation is illegal.  The information in this prospectus is current as of the date shown on the cover page.  You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than that date.  Our business, financial condition, results of operations, and prospects may have changed since that date.

[LOGO OF TERABEAM, INC.]

6,450,000 SHARES

COMMON STOCK

PROSPECTUS

AUGUST 30, 2007